UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 28, 2011

MANTRA VENTURE GROUP LTD.
(Exact name of registrant as specified in its charter)

British Columbia	n/a	26-0592672
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

#4 2119 152nd Street
Surrey, British Columbia, Canada	V4A 4N7
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (604) 535-4145

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Departure of Certain Officers; Appointment of Certain Officers

On February 28, 2011, Mantra Venture Group Ltd., (the “Company”, “we”, “us”, “our”) received a resignation from John Russell. Mr. Russell resigned from all his positions with the Company Mr. Russell’s resignation was not the result of any disagreements with the Company regarding its operations, policies, practices or otherwise.

To fill the vacancy created by Mr. Russell’s resignation, we appointed Jonathan Michael Boughen as a director.

Jonathan Michael Boughen - Director

From May of 2000 to January of 2006, Mr. Boughen was a sales manager at Ropak Corporation, a company that specializes in plastic packaging, container and film technologies worldwide. His responsibilities and duties included managing the sales team and key distributors and sharing the profit and loss responsibility with the Regional Plant Manager.

Since June of 2006, Mr. Boughen has been a general manager at Scientek Technology Corporation, a company that specializes in building hospital and laboratory products such as washers and dryers for the processing of surgical instruments and utensils, O. R. carts, and laboratory glassware. His responsibilities and duties includes leading the company with full profit and loss responsibility and managing the sales and growth profit through major changes in technology and currency value in a highly competitive market.

Mr. Boughen was appointed as a member to our board of directors due to his success with business enterprises.

Our board of directors now consists of Larry Kristof, Shawn Kim and Jonathan Michel Boughen. There have been no transactions between our company and Mr. Boughen since the company’s last fiscal year which would be required to be reported herein. There are no family relationships among our directors or executive officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MANTRA VENTURE GROUP LTD.

/s/ Larry Kristof
Larry Kristof
President and Director

Date:        March 4, 2011